FARMER, FUQUA & HUFF P.C.

Accountants and Consultants

2435 N. Central Expy, Suite 700
Richardson, Texas 75080
P - 214.473.8000
F - 214.473.8007

105 Decker Ct, Suite 870
Irving, Texas 75062
P - 972.650.1900
F - 972-619-6111

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement on Form S-1 of Black Bird Biotech, Inc. (formerly Digital Development Partners, Inc.) (the "Company") of:

(a) our report dated April 15, 2022, relating to the financial statements of Black Bird Biotech, Inc., (formerly Digital Development Partners, Inc.), a Nevada corporation, for the years ended December 31, 2021 and 2020, which report contains an explanatory paragraph regarding the Company's ability to continue as a going concern;

Farmer, Fuqua & Huff, P.C.
Richardson, TX
February 6, 2023